Exhibit 99.2


Report on Management's Assertion on Compliance with Specified Minimum Servicing Standards


Report of Independent Accountants


Board of Directors and Shareholder
Mitsubishi Motors Credit of America, Inc.

We have examined management's assertion, included in the accompanying report titled Report of Management, that Mitsubishi Motors Credit of America, Inc. (the "Company"), a wholly owned subsidiary of Mitsubishi Motor Sales of America, Inc. (renamed Mitsubishi Motors North America, Inc. effective January 1, 2003), complied with the specified minimum servicing standards identified in Exhibit A (the "specified minimum servicing standards") to the Report of Management during the year ended December 31, 2002. Management is responsible for the Company's compliance with the specified minimum servicing standards. Our responsibility is to express an opinion on management's assertion regarding the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the specified minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned specified minimum servicing standards during the year ended December 31, 2002 is fairly stated, in all material respects.


/s/ ERNST & YOUNG LLP

Los Angeles, California
January 24, 2003

                      Management's Assertion on Compliance
                   with Specified Minimum Servicing Standards

                              Report of Management


We, as members of management of Mitsubishi Motors Credit of America, Inc. (the "Company"), a wholly owned subsidiary of Mitsubishi Motor Sales of America, Inc. (renamed Mitsubishi Motors North America, Inc. effective January 1, 2003), are responsible for identifying and complying with the specified minimum servicing standards set forth in Exhibit A. We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the specified minimum servicing standards set forth in Exhibit A as of December 31, 2002 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2002, the Company complied, in all material respects, with the specified minimum servicing standards set forth in Exhibit A.

As of December 31, 2002 and for the year then ended, the Company had in effect a fidelity bond in the amount of $1,000,000.


January 24, 2003


/s/ Robert Costantino                             /s/ Greg Stiff
_____________________________________             __________________________
Robert Costantino,                                Greg Stiff,
President and Chief Executive Officer             Vice President, Operations


/s/ Hideyuki Kitamura
_____________________________________
Hideyuki Kitamura,
Executive Vice President and Treasurer

                                   Exhibit A

                     Specified Minimum Servicing Standards

Management of the Company identified the following minimum servicing standards which are, in management's opinion, applicable to servicing automotive retail installment contracts and consistent with the servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, (USAP), excluding certain USAP standards primarily related to escrow accounts, tax and insurance payments, and adjustable rate loans.

I.       Custodial Bank Accounts

         1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

            a. be mathematically accurate;

            b. be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

            c. be reviewed and approved by someone other than the person who prepared the reconciliation; and

            d. document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

         2. Funds of the servicing entity shall be advanced in accordance with the applicable servicing agreements.

         3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.      Contract Payments

         1. Contract payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two (2) business days of receipt.

         2. Contract payments made in accordance with the borrower's loan documents shall be posted to the applicable borrower records within two (2) business days of receipt.

         3. Contract payments shall be allocated to principal, interest, insurance, taxes, late payment charges or other items in accordance with the borrower's loan documents.

         4. Contract payments identified as loan payoffs shall be allocated in accordance with the borrower's loan documents.

III.     Disbursements

         1. Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

         2. Disbursements made on behalf of a borrower or investor shall be posted within two (2) business days to the borrower's or investor's records maintained by the servicing entity.

         3. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

         4. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.      Investor Accounting and Reporting

         1. The servicing entity's investor reports shall be prepared and sent to investors or indenture trustees on a monthly basis and shall indicate the total unpaid principal balance and number of loans serviced by the servicing entity.

V.       Loan Accounting

         1. The servicing entity's loan records shall agree with, or reconcile to, the records of borrowers with respect to the unpaid principal balance on a monthly basis.

VI.      Delinquencies

         1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the servicing entity's activities in monitoring delinquent loans including, for example, phone calls, letters and contract payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII.     Insurance Policies

         1. A fidelity bond shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.



Trusts
(for informational purposes only)

         Contracts included in the following trusts were serviced by Mitsubishi Motors Credit of America, Inc. during the year ended December 31, 2002:


                                   Sale and Servicing
Issuer                             Agreement Dated           Indenture Trustee      Owner Trustee
_______                            __________________        _________________      _____________

MMCA Auto Owner Trust 2000-1        August 1, 2000                 BoTM*                WTC**

MMCA Auto Owner Trust 2000-2        November 1, 2000               BoTM*                WTC**

MMCA Auto Owner Trust 2001-1        April 1, 2001                  BoTM*                WTC**

MMCA Auto Owner Trust 2001-2        June 1, 2001                   BoTM*                WTC**

MMCA Auto Owner Trust 2001-3        October 1, 2001                BoTM*                WTC**

MMCA Auto Owner Trust 2001-4        Deember 1, 2001                BoTM*                WTC**

MMCA Auto Owner Trust 2002-1        March 1, 2002                  BoTM*                WTC**

MMCA Auto Owner Trust 2002-2        June 1, 2002                   BoTM*                WTC**

MMCA Auto Owner Trust 2002-3        August 1, 2002                 BoTM*                WTC**

MMCA Auto Owner Trust 2002-4        October 1, 2002                BoTM*                WTC**

MMCA Auto Owner Trust 2002-5        December 1, 2002               BoTM*                WTC**

__________________________________
*    Bank of Tokyo-Mitsubishi Trust Company
**   Wilmington Trust Company
